FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY APPOINTS

LAURA CLAGUE TO BOARD OF DIRECTORS

Finance and Accounting Veteran Fills Board Vacancy

Left by Resignation of David Carter

SAN DIEGO, CA, February 2, 2007 - American Technology Corporation (ATC) (NASDAQ: ATCO), a leading innovator of commercial and military directed sound products and solutions, today announced the appointment of Laura M. Clague as an independent director to its board. Ms. Clague has also been named to serve as a member of the board's compensation committee and chair ATC's audit committee. Ms. Clague replaces David J. Carter who recently resigned from the board after more than eight years of service.

Ms. Clague is the executive director and corporate controller of Amylin Pharmaceuticals, Inc. (NASDAQ: AMLN), a biopharmaceutical company, where she has served since 2003. From 1988 to 1999, Ms. Clague was the director of finance and accounting operations, controller and accounting manager at Sony Electronics, Inc. From 1985 to 1988, Ms. Clague served as internal audit supervisor at Cubic Corporation. From 1982 to 1985, Ms. Clague held various audit positions at KPMG, the last of which was audit supervisor. Ms. Clague is a certified public accountant, and has a B.S. in Business Administration from Menlo College.

"Laura has the critical skills and experience we need on our board," said Tom Brown, president and chief executive officer of American Technology Corporation. "Laura has a proven finance management track record with experience in all facets of public company reporting. She will be a great resource, providing fiscal guidance for our increasing military and commercial directed sound business. We are very happy to have her join the board."

"We welcome Laura to our board of directors," commented Elwood G. Norris, founder and chairman of American Technology Corporation. "With the increasing demands of new regulations, a local audit chair should facilitate interaction with legal and audit professionals and enhance our corporate governance."

"I look forward to working with the board and management to assist ATC achieve fiscal success," remarked Clague.

About American Technology Corporation

American Technology Corporation provides directed audio solutions that place clear, highly intelligible sound exactly where needed. ATC's HyperSonic® Sound, NeoPlanar® and Long Range Acoustic Device (LRAD®) product lines make up the core of an expanding portfolio of directed sound products and technologies. For more information about ATC and its directed sound solutions please visit the company's web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that reflect our current view with respect to future events and performance. Statements made herein regarding our financial performance are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. More information about potential factors that could affect our business and financial results is included in the Form 10-K for the fiscal year ended September 30, 2006 under the heading "Item 1A - Risk Factors." You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date any such statement is made.

FOR FURTHER INFORMATION CONTACT:

Investor Relations:

Robert Putnam

(858) 676-0519

robert@atcsd.com